As filed with the Securities and Exchange Commission on October 19, 2021

Registration Nos. 333-256330

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8
REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SCORE MEDIA AND GAMING INC.

(Exact Name of Registrant as Specified in Its Charter)

British Columbia, Canada	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

500 King Street West, Fourth Floor
Toronto, ON M5V 1L9
(Address of Principal Executive Offices) (Zip Code)

Second Amended and Restated Stock Option and Restricted Stock Unit Plan
Amended and Restated Employee Share Purchase Plan
(Full Title of the Plan)

Harper Ko
Executive Vice President, Chief Legal Officer and Secretary
Penn National Gaming, Inc.
825 Berkshire Blvd., Suite 200
Wyomissing, Pennsylvania 19610
(610) 378-8214
(Name and Address of Agent for Service) (Telephone Number, Including Area Code, of Agent for Service)

COPIES TO:

Daniel A. Neff Zachary S. Podolsky Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”), originally filed with the Securities and Exchange Commission by Score Media and Gaming Inc., a British Columbia corporation (the “Registrant”):

•	Registration Statement No. 333-256330, filed on May 20, 2021, registering 8,000,000 shares of Class A Subordinate Voting Shares, no par value, under the Second Amended and Restated Stock Option and Restricted Stock Unit Plan and the Amended and Restated Employee Share Purchase Plan.

Pursuant to the Arrangement Agreement, dated as of August 4, 2021, by and among the Registrant, Penn National Gaming, Inc. (“Penn National”) and 1317774 B.C. Ltd., a British Columbia corporation and an indirect wholly owned subsidiary of Penn National, as amended, Penn National acquired the Registrant as an indirect wholly owned subsidiary (the “Acquisition”) on October 19, 2021.

As a result of the Acquisition, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered and remain unsold at the termination of such offering, the Registrant hereby removes from registration by means of this Post-Effective Amendment all securities of the Registrant that remain unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Country of Canada, on the 19th day of October, 2021.

SCORE MEDIA AND GAMING INC.

By:	/s/ Harper Ko
	Name:	Harper Ko
	Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment to the Registration Statement has been signed by the following persons in the capacities indicated on October 19, 2021.

Signature	Title

/s/ Jay Snowden	President and Director
Jay Snowden	(Principal Executive Officer)

/s/ Felicia Hendrix	Treasurer and Director
Felicia Hendrix	(Principal Financial and Accounting Officer)

/s/ Harper Ko	Secretary and Director
Harper Ko

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this post-effective amendment to the Registration Statement, solely in the capacity of the duly authorized representative of the Registrant, on October 19, 2021.

SCOREMOBILE, INC.

By:	/s/ Harper Ko
Name:	Harper Ko
Title:	Secretary